Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

WEYERHAEUSER REAL ESTATE COMPANY

ARTICLE I.

The name of the corporation shall be “Weyerhaeuser Real Estate Company.”

ARTICLE II.

The period of duration of the corporation shall be perpetual.

ARTICLE III.

The purpose for which the corporation is organized is to engage in any form of financial, real estate, recreation, service or other business enterprise not contrary to law.

ARTICLE IV.

1. The aggregate number of shares which this corporation shall have authority to issue shall be 11,000,000 consisting of 10,000,000 preferred shares having a par value of $1.00 per share and 1,000,000 common shares having a par value of $4.00 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued; unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative.

2. The Board of Directors is expressly vested with authority to divide the preferred shares into series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All preferred shares shall be identical except in each case as to the following relative rights and preferences, as to which the Board of Directors may fix and determine variations among the different series of each class:

(a) The rate of dividend;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted;

(f) The voting rights, if any.

3. The preferences, limitations and relative rights of the preferred shares of each series and the common shares are as follows:

(a) Out of the funds of the corporation legally available for payment of dividends, the holders of the preferred shares of each series shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate determined by the Board of Directors for such series, and no more. Dividends on the preferred shares shall accrue on a daily basis from such date as may be fixed by the Board of Directors for any series. Unless dividends at the rate prescribed for each series of preferred shares shall have been declared and paid or set apart for payment in full on all outstanding preferred shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preferred shares and no sum or sums shall be set aside for the redemption of preferred shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preferred shares. Accrued and unpaid dividends on the preferred shares shall not bear interest.

(b) Out of any funds of the corporation legally available for dividends and remaining after full cumulative dividends upon all series of preferred shares then outstanding shall have been paid or set apart for payment for all past dividend periods and the current dividend period, then, and not otherwise, the Board of Directors may declare and pay or set apart for payment dividends on the common shares, and the holders of preferred shares shall not be entitled to share therein.

(c) In the event of voluntary or involuntary liquidation of the corporation, before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preferred shares, the holders of the preferred shares of each series shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article IV, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preferred shares. If, in the event of such liquidation, the assets of the corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preferred shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. If, in the event of such liquidation, the holders of the preferred shares of each series shall have received full payment of their respective preferential amounts, the holders of the common shares shall be entitled, to the exclusion of the holders of the preferred shares of each series, to share ratably in all remaining assets of the corporation

2

available for distribution to shareholders. Neither the consolidation nor merger of the corporation with or into any other corporation or corporations, the sale or lease of all or substantially all of the assets of the corporation nor the merger or consolidation of any other corporation into and with the corporation, shall be deemed to be a voluntary or involuntary liquidation.

(d) The holders of preferred shares shall have no voting rights except as provided by Washington statutes or by this Article IV.

(e) Subject to any applicable provision of law or this Article IV, the corporation shall have the right to purchase, or otherwise reacquire, at public or private sale or otherwise any shares of any class, except that no preferred shares shall be purchased unless dividends on all preferred shares have been declared and paid or set apart for payment in full for all past dividend periods.

4. The Board of Directors may from time to time authorize the issuance of shares of this corporation, whether now or hereafter authorized, without first offering such shares to the shareholders of this corporation.

ARTICLE V.

The shareholders shall have the power to adopt, alter, amend or repeal bylaws, and the Board of Directors shall have the same power except with respect to bylaws for which shareholder approval is required by law.

ARTICLE VI.

The number of directors of this corporation shall be such number, but not less than three (3), as shall be specified in the Bylaws.

3

ARTICLES OF RESTATEMENT

OF

WEYERHAEUSER REAL ESTATE COMPANY

To the Secretary of State

State of Washington

Pursuant to the provisions of the Washington Business Corporation Act, the corporation hereinafter named (the “corporation”) does hereby adopt these Articles of Restatement.

1.	The name of the corporation is Weyerhaeuser Real Estate Company.

2.	The text of the Restated Articles of Incorporation is annexed hereto and made a part hereof.

Executed on April 22, 2010

/s/ Claire S. Grace
Name of Officer: Claire S. Grace
Title of Officer: Secretary

CERTIFICATE

It is hereby certified that:

1.	The name of the corporation is Weyerhaeuser Real Estate Company.

2.	The restatement herein provided for does not contain an amendment to the Articles of Incorporation requiring shareholder approval. The Board of Directors of the corporation adopted the restatement of the Articles of Incorporation herein provided for on April 15, 2010.

/s/ Claire S. Grace
Name of Officer: Claire S. Grace
Title of Officer: Secretary

FILED JAN 17 2014 WA SECRETARY OF STATE

AMENDMENT TO WEYERHAEUSER REAL ESTATE COMPANY

RESTATED ARTICLES OF INCORPORATION

Pursuant to RCW 23B.10.020 and RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation (the “Corporation”) hereby submits the following amendments to the Corporation’s Restated Articles of Incorporation.

1.	The name of the Corporation is WEYERHAEUSER REAL ESTATE COMPANY.

2.	The amendment to the Restated Articles of Incorporation of the Corporation is as follows:

The first sentence of Article IV, Section 1 of the Weyerhaeuser Real Estate Company Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares which this corporation shall have the authority to issue shall be 110,000,000 consisting of 10,000,000 preferred shares having a par value of $1.00 per share and 100,000,000 common shares having a par value of $0.04 per share.”

The following sentence is hereby added to the end of the first paragraph of Article IV, Section 1 of the Weyerhaeuser Real Estate Company Articles of Incorporation:

“Effective as of 11:59 PM (Pacific) on January 17, 2014, each and every outstanding common share of the corporation will be exchanged and converted, automatically, without further action, into one hundred (100) common shares, par value of $0.04 per share, of the corporation.”

3.	This amendment provides for a forward split of shares previously issued and outstanding as of the effective time set forth below, as follows: each one (1) common share of the Corporation issued and outstanding immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and converted (without any further act) such that each such one (1) common share, par value of $4.00 per share, issued and outstanding prior to the time this amendment becomes effective shall, after the application of this amendment, result in one hundred (100) fully-paid and nonassessable common shares of the corporation, par value of $0.04 per share.

4.	The date of adoption of this amendment by the Corporation’s Board of Directors was January 16, 2014. The amendment does not require the approval of the shareholder of the Corporation.

[Signature Page to Weyerhaeuser Real Estate Company Consent of Directors]

5.	The amendment was adopted by the board of directors of the Corporation in accordance with the provisions of RCW 23B.10.020(4).

6.	The effective time and date of this amendment is 11:59 PM (Pacific) on January 17, 2014.

Dated: January 16, 2014

WEYERHAEUSER REAL ESTATE COMPANY

By:	/s/ L. Dale Sowell
L. Dale Sowell Executive Vice President